                                                                   Exhibit 11.01

            Travelers/Aetna Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)

                                           Three Months Ended         Six Months Ended
                                           ------------------         ----------------
                                                June 30,                  June 30,
                                                --------                  --------
                                            1996         1995         1996          1995
                                           ------       ------       ------        ------
Earnings:
   Net income (loss)                       $ (216)      $   99       $ (118)       $  174
   Preferred Dividends:
     7.5% Preferred Stock - Series Z           (4)          --           (4)           --
                                           ------       ------       ------        ------
                                           $ (220)      $   99       $ (122)       $  174
                                           ======       ======       ======        ======
Average shares:
   Common                                   374.2        294.5        334.3         294.5
                                           ======       ======       ======        ======
Earnings (loss) per share                  $(0.59)      $ 0.34       $(0.36)       $ 0.59
                                           ======       ======       ======        ======

Earnings per common share is based on the weighted average number of common shares outstanding during the period. For purposes of the computation of earnings per share, the weighted average number of shares was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering
(IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances of stock prior to the IPO determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented.